Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 19, 2009	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2009 FOURTH QUARTER FINANCIAL RESULTS

➢	18 percent sequential orders increase; 3 percent sequential backlog increase

➢	As expected, EPS before discontinued operations decreased on a year-over-year basis to a loss of $0.18 per share on lower volume; severance charges totaled $0.33 per share

➢	$7 million operating cash flow from lower working capital utilization; $119 million cash position remains strong

➢	Fiscal 2009 cost-reduction actions to save net $21 million before taxes in fiscal 2010

Eden Prairie, Minn., November 19, 2009 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2009 fourth quarter results. “We are pleased to see another quarter of sequential order gains. However, the activity we are experiencing supports our view that the market has fundamentally reset at well below historical levels and we anticipate these levels to continue for the foreseeable future,” said Laura B. Hamilton, chair and chief executive officer. “That said, we have taken aggressive yet measured steps over the past several quarters to help ensure that MTS is positioned to capitalize on the opportunities that a changing global market presents. The majority of our business is outside of the U.S. where there is more substantial near-term growth potential. We have worked quickly to adapt our formidable expertise in legacy markets, such as ground vehicles, to areas of emerging growth, such as renewable energy. We’ve also reduced our costs to improve MTS’ ability to provide the best technology at increasingly competitive prices. While the timing for meaningful economic growth remains unclear, MTS has the people and the positioning to capitalize on these opportunities around the world.”

Fourth Quarter Results

On a sequential basis, orders increased 18 percent compared to third quarter 2009, driven by higher order volume in both the Test and Sensors segments. The increase was affected by order timing and may not be an indication of order levels in future quarters. Backlog increased 3 percent to $168 million.

On a year-over-year basis, orders totaled $95.5 million, a decline of 17 percent, due to lower volume in the Test segment in the Americas and Europe, and lower volume in the Sensors segment across all geographies. This includes a 23 percent decline in the organic business, partially offset by a 6 percent increase from SANS.

Revenue was $93.8 million, a decrease of 24 percent compared to the previous year. This includes declines of 31 percent and 35 percent in the Test organic business and the Sensors business, respectively, partially offset by a 7 percent increase from SANS.

As previously announced, MTS initiated further workforce and cost reduction actions in the fourth quarter related to process and structure improvements and material sourcing. The actions impacted approximately 130 positions and resulted in a pretax severance charge of $8.1 million, or $0.33 per share, in the quarter. Combined with cost-reduction initiatives taken earlier in the year, the Company anticipates saving approximately a net $21 million before taxes in fiscal 2010.

Gross profit was $31.3 million, down 42 percent compared to fourth quarter last year. The gross margin rate was 33.3 percent, 10.0 percentage points lower than in the prior year. This was the result of lower volume and the previously mentioned severance charges, partially offset by a positive impact from SANS. The severance charges reduced the margin rate by 5.3 percentage points and SANS positively impacted the margin rate by 0.7 percentage points.

MTS News Release

Loss from operations was $3.9 million, resulting from lower gross profit and the previously mentioned severance charges, which was partially offset by reduced selling, general and administrative expenses in the organic business. Excluding severance charges, selling, general and administrative expenses in the organic business were down 16 percent, or $4.6 million, resulting from a smaller workforce and lower discretionary spending.

Net earnings decreased 121 percent to a net loss of $0.18 per share compared to the prior year, driven by lower income from operations and higher net interest.

Cash Position

Cash and cash equivalents at the end of the fourth quarter totaled $118.9 million, flat compared to the end of the previous quarter and up 4 percent from the end of fiscal 2008. Operating activities generated cash of $6.9 million in the fourth quarter. During the period, the Company invested $2.1 million in capital expenditures, paid $2.5 million in dividends and purchased approximately 136,000 shares of common stock for $3.4 million.

Fourth Quarter Segment Results

Test Segment:

On a sequential basis, orders rose 21 percent compared to third quarter fiscal 2009, reflecting the impact of an extra week in the fourth quarter and order timing. Also on a sequential basis, backlog increased 2 percent to $157 million.

On a year-over-year basis, orders for the Test segment were $79.0 million, a decrease of 14 percent. The organic business was down 22 percent due to lower volume in the Americas and Europe, partially offset by increased volume in Asia and a 8 percent increase from SANS.

Revenue in the segment was $77.9 million, a decrease of 22 percent compared to last year. The organic business declined 31 percent, while SANS contributed 9 percent growth in the quarter.

Gross profit was $22.6 million, a 43 percent reduction compared to last year. Fourth quarter gross margin rate was 28.9 percent, a decrease of 10.9 percentage points. The organic business decreased 12.4 percentage points primarily resulting from lower volume, severance charges and higher warranty expense. The severance charges and higher warranty expense reduced the gross margin rate by 7.3 and 3.4 percentage points, respectively. Gross margin benefited from a favorable product mix and reduced variable compensation expense. SANS favorably impacted the gross margin rate by 1.5 percentage points.

Loss from operations was $4.9 million. This includes a 135 percent decline in the organic business, primarily due to lower gross profit and severance charges, partially offset by reduced variable compensation and other operating expenses. The organic business results include $7.2 million of severance charges and a $1.7 million reduction in variable compensation expense. SANS had operating income of $0.5 million in the quarter.

Sensors Segment:

On a sequential basis, orders increased 9 percent compared to third quarter fiscal 2009, reflecting the impact of an extra week in the fourth quarter compared to the previous quarter. Backlog rose sequentially 8 percent to $11 million. On a year-over-year basis, orders and revenue were down 29 percent and 35 percent, respectively, driven by lower worldwide demand. Gross profit was $8.7 million, down 38 percent compared to last year. Fourth quarter gross margin rate was 55.0 percent, a decrease of 2.4 percentage points compared to fourth quarter fiscal 2008, resulting from lower volume.

MTS News Release

Income from operations was $1.0 million, a decrease of 82 percent compared to the prior year, due to lower gross profit and severance charges, partially offset by reduced variable compensation and other operating expenses. Income from operations includes $0.9 million of severance charges and a $0.3 million reduction in variable compensation expense.

Full Year Results

Combined orders for both segments for the 2009 fiscal year totaled $340.8 million, a decline of 30 percent compared to the prior year, due to lower volume across all geographies. Backlog decreased 29 percent in the fiscal year to $168 million. Revenue was $408.9 million, a decrease of 11 percent compared to the previous year. This includes declines of 10 percent in the Test organic business, 29 percent decrease in the Sensors business and a 2 percent negative impact from currency translation, partially offset by a 5 percent benefit from SANS. Pretax severance charges for the full year totaled $12.1 million, or $0.48 per share.

Net income for fiscal 2009 totaled $17.4 million, or $1.03 per diluted share, a decrease of 65 percent compared to the prior year. The decrease resulted from reduced volume, severance charges, increased warranty expense and higher net interest from increased borrowing. This was partially offset by reduced operating expenses in the organic business and a reduction in variable compensation expense. During fiscal 2008, the Company sold the net assets of its Nano Instruments product line which resulted in a net gain from discontinued operations of $0.12 per diluted share.

Fiscal Year 2010 Outlook

Regarding the fiscal year outlook, Hamilton continued, “We started fiscal year 2010 with the knowledge that backlog is down $67 million and last year’s cost reduction actions will offset much of this operating margin decline. The current economic situation creates a broad range of possible outcomes for orders. Economic and competitive conditions, order timing, mix, and stimulus make accurate forecasting difficult at this time. We will keep you apprised of our progress on a quarterly basis.”

Fiscal Year 2009 Conference Call

A conference call will be held on November 20, 2009, at 10 a.m. EDT (9 a.m. CDT). Call 913-312-0411; and state the Conference passcode “4972148.” Telephone re-play will be available through March 19, 2010. Call 719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through March 19, 2010.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,015 employees and revenue of $409 million for the fiscal year ended October 3, 2009. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Revenue	$93,841	$124,069	$408,881	$460,515
Cost of sales	62,563	70,358	257,265	270,262
Gross profit	31,278	53,711	151,616	190,253
Gross margin	33.3%	43.3%	37.1%	41.3%

Operating expenses:
Selling, general and administrative	30,188	28,629	110,700	112,260
Research and development	4,990	4,056	16,322	16,232
Total operating expenses	35,178	32,685	127,022	128,492

(Loss) income from operations	(3,900)	21,026	24,594	61,761
Operating margin	-4.2%	16.9%	6.0%	13.4%

Interest (expense) income, net	(226)	789	(916)	2,950
Other income, net	333	333	225	749

(Loss) income before income taxes and discontinued operations	(3,793)	22,148	23,903	65,460
Income tax (benefit) provision	(814)	7,649	6,509	18,350
(Loss) income before discontinued operations	(2,979)	14,499	17,394	47,110

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	49	—	(368)
Net (loss) gain on disposal of discontinued businesses, net of tax	—	(2)	—	2,449
Income from discontinued operations, net of tax	—	47	—	2,081
Net (loss) income	$(2,979)	$14,546	$17,394	$49,191

(Loss) earnings per share:
Basic-
(Loss) income before discontinued operations	$(0.18)	$0.86	$1.04	$2.72
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	(0.02)
Net gain on disposal of discontinued businesses, net of tax	—	—	—	0.14
Income from discontinued operations, net of tax	—	—	—	0.12
(Loss) earnings per share	$(0.18)	$0.86	$1.04	$2.84
Weighted average number of common shares outstanding - basic	16,656	16,953	16,793	17,351

Diluted-
(Loss) income before discontinued operations	$(0.18)	$0.85	$1.03	$2.68
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	(0.02)
Net gain on disposal of discontinued businesses, net of tax	—	—	—	0.14
Income from discontinued operations, net of tax	—	—	—	0.12
(Loss) earnings per share	$(0.18)	$0.85	$1.03	$2.80
Weighted average number of common shares outstanding - diluted	16,656	17,126	16,823	17,544

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	October 3, 2009	September 27, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$118,885	$114,099
Accounts receivable, net	72,553	101,331
Unbilled accounts receivable	27,246	43,022
Inventories	47,969	46,135
Other current assets	18,905	18,410
Total current assets	285,558	322,997

Property and equipment, net	56,118	50,534

Goodwill	15,206	1,668
Intangibles, net	23,826	4,363
Other assets	6,206	19,595
Total Assets	$386,914	$399,157

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings and current maturities of long-term debt	$40,182	$26,646
Accounts payable	18,630	28,567
Advance payments from customers	46,739	64,979
Other accrued liabilities	62,441	65,378
Total current liabilities	167,992	185,570

Other long-term liabilities	14,957	8,645
Total Liabilities	182,949	194,215

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,564 and 16,976 shares issued and outstanding	4,141	4,244
Retained earnings	174,301	175,216
Accumulated other comprehensive income	25,523	25,482
Total shareholders' investment	203,965	204,942
Total Liabilities and Shareholders' Investment	$386,914	$399,157

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Months Ended			Year Ended
Test Segment	October 3, 2009	September 27, 2008	% Variance	October 3, 2009	September 27, 2008	% Variance

Orders	$78,993	$91,880	-14%	$275,041	$389,803	-29%

Revenue	$77,954	$99,672	-22%	$342,595	$364,068	-6%
Gross profit	22,541	39,717	-43%	115,206	135,686	-15%
Gross margin	28.9%	39.8%	-10.9%	33.6%	37.3%	-3.6%

(Loss) income from operations	$(4,915)	$15,449	-132%	$17,494	$41,108	-57%

Sensors Segment

Orders	$16,548	$23,279	-29%	$65,798	$95,471	-31%

Revenue	$15,887	$24,397	-35%	$66,286	$96,447	-31%
Gross profit	8,737	13,994	-38%	36,410	54,567	-33%
Gross margin	55.0%	57.4%	-2.4%	54.9%	56.6%	-1.6%

Income from operations	$1,015	$5,577	-82%	$7,100	$20,653	-66%

Total Company

Orders	$95,541	$115,159	-17%	$340,839	$485,274	-30%

Revenue	$93,841	$124,069	-24%	$408,881	$460,515	-11%
Gross profit	31,278	53,711	-42%	151,616	190,253	-20%
Gross margin	33.3%	43.3%	-10.0%	37.1%	41.3%	-4.2%

(Loss) income from operations	$(3,900)	$21,026	-119%	$24,594	$61,761	-60%

MTS News Release

Severance Charge Summary

(unaudited - in thousands)

Test Segment	Three Months Ended October 3, 2009	Year Ended October 3, 2009

Cost of sales	$4,993	$6,531
Selling, general and administrative	2,165	4,311
Total severance charges	$7,158	$10,842

Sensors Segment

Cost of sales	$—	$239
Selling, general and administrative	793	849
Research and development	155	155
Total severance charges	$948	$1,243

Total Company

Cost of sales	$4,993	$6,770
Selling, general and administrative	2,958	5,160
Research and development	155	155
Total severance charges	$8,106	$12,085